                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                               CORE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                      [LOGO]

                                   CORE, INC.
                      18881 VON KARMAN AVENUE, SUITE 1750
                            IRVINE, CALIFORNIA 92612

                            ------------------------

                   NOTICE OF A SPECIAL MEETING IN LIEU OF THE
                         ANNUAL MEETING OF STOCKHOLDERS

                                 JULY 16, 1999

                            ------------------------

    A Special Meeting in lieu of the Annual Meeting of Stockholders of CORE, INC. (the "Company") will be held at The Sutton Place Hotel, 450 MacArthur Boulevard, Newport Beach, California on Friday, July 16, 1999, at 10:00 A.M., local time, for the following purposes:

    1. To elect two Class II Directors to the Board of Directors of the Company to serve for a three year term until the 2002 annual meeting of stockholders and until their successors are duly elected and qualified;

    2. To approve an amendment to the Company's 1997 Stock Option Plan to increase the number of shares issuable under the Plan from 600,000 to 950,000; and

    3.  To transact such other business as may properly come before the meeting.

    The stock transfer books will not be closed but only stockholders of record at the close of business on May 28, 1999, will be entitled to notice of and to vote at the meeting.

                                               By order of the Board of Directors,

                                               William E. Nixon,
                                               CLERK

June 8, 1999

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING AND VOTE YOUR SHARES. IN THE EVENT YOU CANNOT ATTEND, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. A STOCKHOLDER WHO EXECUTES AND RETURNS A PROXY IN THE ACCOMPANYING FORM HAS THE POWER TO REVOKE SUCH PROXY AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                                      [LOGO]

                                   CORE, INC.
                      18881 VON KARMAN AVENUE, SUITE 1750
                            IRVINE, CALIFORNIA 92612

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         PROXY SOLICITATION AND EXPENSE

    The accompanying proxy is solicited by the Board of Directors of CORE, INC. ("CORE" or the "Company"), for use at a Special Meeting in lieu of the Annual Meeting of Stockholders to be held on Friday, July 16, 1999, at 10:00 A.M., local time, at The Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California. Proxies in the accompanying form, properly executed and received prior to the meeting and not revoked, will be voted. A stockholder who executes and returns a proxy in the accompanying form has the power to revoke such proxy at any time prior to exercise thereof by notice in writing received by the Clerk of the Company, by executing a later dated proxy, or by attending the meeting and voting in person. It is expected that proxy solicitation materials will be mailed to stockholders on or about June 9, 1999.

    The expense of soliciting proxies in the accompanying form will be borne by the Company. The Company has engaged Corporate Investor Communications, Inc. to assist in the solicitation of proxies from stockholders, at a fee of $5,000. In addition, employees or agents of the Company may make some solicitations by mail, telephone or personal interview.

                         OUTSTANDING VOTING SECURITIES

    On May 28, 1999, there were 7,914,796 shares of Common Stock, par value $0.10 per share, of the Company ("Common Stock") outstanding, each of which is entitled to one vote. Only holders of record at the close of business on May 28, 1999 (the "Record Date") will be entitled to vote at the meeting.

    The presence, either in person or by proxy, of the holders of a majority of outstanding shares of Common Stock is necessary to constitute a quorum at the meeting.

    With respect to the matters to be acted on at the meeting, abstentions and broker non-votes will neither count for nor against the proposal to be voted upon. For all proposals, abstentions and broker non-votes will be counted toward determination of a quorum.

                       1.  ELECTION OF CLASS II DIRECTORS

    Shares represented by the enclosed proxy will, unless otherwise directed, be voted to elect the nominees listed below to serve as Class II Directors for a three year term until the 2002 annual meeting of stockholders and until their successors are duly elected and qualified. In the event of a vacancy in the list of nominees, the holders of the enclosed proxy will vote for the election of a nominee acceptable to a majority of the members of the Board of Directors. Management is not aware of any nominee who will be unable or unwilling to stand for election or serve if elected.

NAME                                                                           AGE      DIRECTOR SINCE
-------------------------------------------------------------------------      ---      ---------------
David M. Tourangeau......................................................          60           1998
Richard J. Towle.........................................................          46           1998

    Assuming a quorum is present, the two persons receiving the two highest totals of votes cast in favor of his or her election will be elected as Class II Directors.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The following table sets forth certain information with respect to the directors and executive officers of the Company.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------

George C. Carpenter IV...............................          40   Chairman of the Board of Directors and Chief
                                                                      Executive Officer

Craig C. Horton......................................          44   Director, President and Chief Operating Officer

William E. Nixon.....................................          38   Executive Vice President, Chief Financial Officer,
                                                                      Treasurer and Clerk

Nancy S. Moore.......................................          50   Senior Vice President, Operations

Michael E. Darkoch...................................          55   Senior Vice President, Client Development

James T. Fallon......................................          35   Managing Director, Disability Reinsurance Management
                                                                      Services, Inc.

Lisa O. Hansen.......................................          36   Managing Director, Disability Reinsurance Management
                                                                      Services, Inc.

Michael D. Lachance..................................          44   Managing Director, Disability Reinsurance Management
                                                                      Services, Inc.

Leslie Alexandre, Dr.P.H. (1)........................          41   Director

Stephen C. Caulfield (2).............................          58   Director

Richard H. Egdahl, M.D., Ph.D. (1)...................          72   Director

David M. Tourangeau (1) (2)..........................          60   Director

Richard J. Towle (2).................................          46   Director

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    The Company's Board of Directors is divided into three classes, each of whose members serve for staggered three-year terms. The term of the Class I Directors (presently Dr. Alexandre and Mr. Caulfield) expires in the year 2001; the term of the Class II Directors (presently Dr. Egdahl, Mr. Tourangeau and Mr. Towle) expires in 1999; and the term of the Class III Directors (presently Mr. Carpenter and Mr. Horton) expires in the year 2000. At each annual meeting of stockholders, directors are elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

    Executive officers of the Company are elected by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors.

    George C. Carpenter IV has been a Director since March 1995 and was re-elected a Class III Director at the June 1997 Annual Stockholders Meeting. He was elected the Chairman of the Board of Directors and Chief Executive Officer of the Company effective with the Company's March 24, 1995 merger involving Core Management, Inc. Mr. Carpenter served as the Chief Executive Officer and a Director of Core Management, Inc., a Delaware corporation ("CMI") and now wholly owned subsidiary of the Company, since its formation in 1990. From 1988 to 1990, Mr. Carpenter served as Vice President, Operations of The Health Data Institute, Inc., a provider of utilization review, case management and analytic services and a developer of related software, a subsidiary of Baxter International, Inc.

    Craig C. Horton has been a Director since March 1995 and was re-elected a Class III Director at the June 1997 Annual Stockholders Meeting. He was elected the President and Chief Operating Officer of the Company on March 30, 1995. Mr. Horton served as the President and a Director of CMI from its formation in 1990, and also served as the acting Chief Financial Officer of CMI from 1994 to 1995. From 1988 to 1990, Mr. Horton was Vice President, Operations of The Health Data Institute, Inc., a subsidiary of Baxter International, Inc.

    William E. Nixon is the Executive Vice President, Chief Financial Officer, Treasurer and Clerk of the Company. Mr. Nixon joined the Company in December 1988 as Controller. In June 1989, Mr. Nixon became Assistant Treasurer; in September 1990, he was elected Vice President, Finance and Administration; in September 1991, he assumed his position as Treasurer. In December 1993, Mr. Nixon was elected Chief Financial Officer of the Company. In December 1994, Mr. Nixon was elected Executive Vice President and in March 1995, he was elected Clerk. Prior to his employment with the Company, from 1985 to 1988, Mr. Nixon served as a Senior Accountant at Gray, Gray and Gray, a public accounting firm.

    Nancy S. Moore was elected Senior Vice President, Operations in September 1997. Ms. Moore served as Vice President, Eastern Operations of the Company since March 24, 1995. Ms. Moore joined the Company in July 1990 as Manager, Case Management. In November 1992 she became Director, Operations and was promoted to Vice President, Operations in May 1994. Prior to her employment with the Company, Ms. Moore served as Administrator, Behavioral Health Utilization Review Department of Blue Cross and Blue Shield of Massachusetts and Director of Nursing Services of Charles River Hospital, Community Care Systems, Inc.

    Michael E. Darkoch joined the Company in September 1997 and was elected Senior Vice President, Client Development in December 1997. Mr. Darkoch came to CORE from Caremark International, where he held senior management positions, including Vice President of Corporate Account Management and Vice President of Business Development. His background includes account management process design and sales development. Mr. Darkoch has over 23 years of experience in the health care industry.

    James T. Fallon joined the Company with Ms. Hansen and Mr. Lachance in September 1998 upon the Company's acquisition of Disability Reinsurance Management Services, Inc. ("DRMS"). Mr. Fallon was a founder of DRMS and has served as a Managing Director of DRMS since its establishment in 1993.

Previously, from 1985 through 1993, Mr. Fallon held various sales and marketing management positions with UNUM Life Insurance Company of America ("UNUM") and UNUM's reinsurance division (later Duncanson & Holt).

    Lisa O. Hansen joined the Company with Mr. Fallon and Mr. Lachance in September 1998 upon the Company's acquisition of DRMS. Ms. Hansen was a founder of DRMS and has served as a Managing Director of DRMS since its establishment in 1993. Ms. Hansen began her insurance career in Paul Revere Life Insurance Company's sales force in 1984, then joined UNUM in 1985 where she held several sales and marketing management positions within UNUM's reinsurance division (later Duncanson & Holt.)

    Michael D. Lachance joined the Company with Mr. Fallon and Ms. Hansen in September 1998 upon the Company's acquisition of DRMS. Mr. Lachance was a founder of DRMS and has served as a Managing Director of DRMS since its establishment in 1993. In 1983, Mr. Lachance joined UNUM where he spent over eleven years in a variety of Individual Disability and Group Reinsurance management positions. Mr. Lachance earned his Fellow Society of Actuaries ("FSA") designation in 1986.

    Leslie Alexandre, Dr.P.H. has been a Director since 1995, and was re-elected a Class I Director by the Company's stockholders in July 1998. Dr. Alexandre has been an independent consultant since September 1998. From 1995 to 1998, Dr. Alexandre was Vice President, Corporate Affairs and Marketing for Oncormed, Inc., a genomics services company. From 1992 to 1995, Dr. Alexandre was employed as Government Affairs Representative, Health Policy for EDS, Inc., an information technology company. Prior to joining EDS in 1992, Dr. Alexandre was Senior Health Legislative Assistant for United States Senator David Durenberger. From January 1990 until the death of U.S. Senator John Heinz in April 1991, she served as Professional Staff on the Senate Special Committee on Aging. Prior to 1990, Dr. Alexandre was an independent health care consultant.

    Stephen C. Caulfield has been a Director since 1994, and was re-elected a Class I Director by the Company's stockholders in July 1998. Mr. Caulfield is Chairman of The Chickering Group, a student health insurance company, where he has been employed since February 1997. Prior to this position, Mr. Caulfield was a Worldwide Partner of William M. Mercer, Incorporated, a management consulting firm, where he had specialized in health care issues since 1987. Mr. Caulfield has more than 30 years of experience in the health care field, having previously been employed as a faculty member and Assistant Dean of the Albert Einstein College of Medicine in New York, as the Director of Health Affairs and Regional Operations for the United Mine Workers Multi-Employer Trust, and as the President and Chief Executive Officer of Government Research Corporation, a consulting firm previously located in Washington, D.C. (subsequently acquired by Hill and Knowlton).

    Richard H. Egdahl, M.D., Ph.D. has been a Director since 1985, and was re-elected a Class II Director by the Company's stockholders in 1996. Dr. Egdahl is the Alexander Graham Bell Professor of Health Care Entrepreneurship at Boston University. He was Director of the Boston University Medical Center and academic vice president for health affairs at Boston University from 1973 to July 1996. A surgeon by training, Dr. Egdahl is professor of surgery at Boston University School of Medicine (chairman 1964-73), in addition to professor of public health in the Boston University School of Public Health and professor of management in the Boston University School of Management. He is a University Professor at Boston University and established the Boston University Health Policy Institute in 1975 and is its Director. Dr. Egdahl is a Trustee of the Pioneer Group of Mutual Funds, a Director of WellSpace (a private company offering non-traditional health care), a Trustee of Boston Medical Center and a member of the Institute of Medicine of the National Academy of Sciences. Dr. Egdahl has advised CORE that, after 14 years of service as a Director, he has decided not to stand for re-election as a Director of CORE.

Dr. Egdahl also advised CORE that he would be available for consultation or assistance to CORE following expiration of his term as a Director.

    David M. Tourangeau was appointed a Class II Director in September 1998. Mr. Tourangeau is recently retired from UNUM Corporation, where he served as an executive for over 28 years, providing leadership as the Chief Investment Officer, and subsequently as Senior Vice President of Group Pension and Senior Vice President of Reinsurance Operations. He most recently served as Senior Vice President for Pacific Rim Operations and Latin American Development, and sat on the board of directors for UNUM Japan Accident Insurance Co. and UNUM America. Active in many non-profit organizations, Mr. Tourangeau currently serves on the executive committee and board of directors of Sweetser Children's Services.

    Richard J. Towle was appointed a Class II Director in September 1998. Mr. Towle is Senior Vice President of Boston University and serves as Chief Business Officer for the Boston University Medical Center, including operational management of Financial and Business Affairs, Facilities Management and Information Technology. Mr. Towle also oversees the operations of several University-wide departments, including the offices of Risk Management, Personnel, Equal Opportunity, Family Resources, Campus Planning and Student Health Services. Mr. Towle is a member of both the National Association of College and University Business Officers and the Greater Boston Chamber of Commerce Development and Transportation Committee.

    During 1998, there were eleven meetings of the Board of Directors of the Company. In 1998, each incumbent director attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings held by all committees of the Board on which such director served.

    The Board of Directors of the Company has standing Audit and Compensation Committees.

    Effective November 18, 1998, the members of the Audit Committee are Stephen
C. Caulfield, David M. Tourangeau and Richard J. Towle. From January 1998 through June 1, 1998, John Pappajohn and Richard H. Egdahl were the members of the Audit Committee. From June 2, 1998 through November 17, 1998, Leslie Alexandre and Richard H. Egdahl were the members of the Audit Committee. The Audit Committee met twice in 1998. The duties of the Audit Committee include recommending the independent auditors to be selected; reviewing and making a determination as to the independence of the auditors; reviewing and approving any significant change in the scope of audit work; reviewing the conduct and results of the audit by the independent auditors; reviewing actions taken by or proposed by management as a result of recommendations made by the independent auditors; and reviewing any memorandum prepared by the independent auditors and referring any such memorandum to the Board of Directors with the Committee's recommendations, if any, as to the appropriate action to be taken.

    The Compensation Committee of the Board of Directors consists of Leslie Alexandre, Richard H. Egdahl and David M. Tourangeau, effective November 18, 1998. For the period January 1, 1998 through November 17, 1998, the members of the Compensation Committee were Leslie Alexandre, Stephen C. Caulfield and Richard H. Egdahl. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. The Compensation Committee met three times in 1998. The duties of the Compensation Committee are to review and make recommendations to the Board of Directors with respect to outstanding or proposed employment agreements or arrangements, to review and make recommendations to the Board of Directors with respect to any proposed payment or grant by the Company for salaries, bonuses, incentive payments, stock options, or any other remuneration to any officer or director of the Company. The Compensation Committee also serves as the administrator of the Company's 1991 and 1997 Stock Option Plans under which grants of stock options are made to employees and others.

EXECUTIVE COMPENSATION

    The following table sets forth information for 1998, 1997 and 1996 concerning the compensation paid or accrued by the Company and its subsidiaries to the chief executive officer and certain other executive officers whose aggregate salary and bonus exceeded $100,000 in the most recent fiscal year (the "Named Executive Officers"). Although only principal capacities are listed, the compensation figures include all compensation received in any capacity, for services rendered during the fiscal years indicated.

                                                                                                   LONG TERM
                                                                                                 COMPENSATION
                                                                                                    AWARDS
                                                            ANNUAL COMPENSATION                  -------------
                                            ---------------------------------------------------   SECURITIES
                                                                                 OTHER ANNUAL     UNDERLYING
NAME AND PRINCIPAL POSITION                   YEAR     SALARY($)   BONUS($)    COMPENSATION($)    OPTIONS(#)
------------------------------------------  ---------  ---------  -----------  ----------------  -------------
George C. Carpenter IV....................       1998    184,834                                      25,000
  Chairman of the Board Directors                1997    179,146                                      50,000
  and Chief Executive Officer                    1996    166,645      10,000                          50,000

Craig C. Horton...........................       1998    174,833                                      25,000
  Director, President and Chief                  1997    169,127                                      50,000
  Operating Officer                              1996    158,196      10,000                          50,000

William E. Nixon..........................       1998    147,486      20,600                          20,000
  Executive Vice President, Chief                1997    143,127                                      25,000
  Financial Officer, and Treasurer               1996    143,233                     71,796(1)        24,000

Nancy S. Moore............................       1998    122,957
  Senior Vice President,                         1997    110,468                                      29,500
  Operations                                     1996     98,987                                      12,000

Michael E. Darkoch (2)....................       1998    151,593                     42,942(3)
  Senior Vice President, Client                  1997     57,654                                      50,000
  Development

R. Gary Dolenga (4)....... President, SSDC       1998    152,505                                       1,010
  Corp.                                          1997     73,018                                     160,000

                                                   ALL OTHER
NAME AND PRINCIPAL POSITION                     COMPENSATION($)
------------------------------------------  -----------------------
George C. Carpenter IV....................
  Chairman of the Board Directors
  and Chief Executive Officer
Craig C. Horton...........................
  Director, President and Chief
  Operating Officer
William E. Nixon..........................
  Executive Vice President, Chief
  Financial Officer, and Treasurer
Nancy S. Moore............................
  Senior Vice President,
  Operations
Michael E. Darkoch (2)....................
  Senior Vice President, Client
  Development
R. Gary Dolenga (4)....... President, SSDC
  Corp.

------------------------

(1) Represents relocation expenses incurred as well as additional amounts paid to Mr. Nixon to reimburse him for income taxes payable by him with respect to such relocation costs.

(2) Mr. Darkoch joined the Company in September 1997.

(3) Represents relocation expenses incurred as well as additional amounts paid to Mr. Darkoch to reimburse him for income taxes payable by him with respect to such relocation costs.

(4) Mr. Dolenga, the founder of SSDC, joined the Company in June 1997 upon CORE's acquisition of certain assets of SSDC. See "Certain Transactions," below.

    The following two stock option tables summarize stock option grants and exercises during 1998 for the Named Executive Officers, and the values of options granted during 1998 and held by such persons at December 31, 1998.

OPTION GRANTS IN 1998

                                                                                                   POTENTIAL REALIZABLE
                                                                                                         VALUE AT
                                                        INDIVIDUAL GRANTS                             ASSUMED ANNUAL
                                -----------------------------------------------------------------        RATES OF
                                     NUMBER OF          % OF TOTAL                                     STOCK PRICE
                                    SECURITIES            OPTIONS                                      APPRECIATION
                                    UNDERLYING          GRANTED TO       EXERCISE                  FOR OPTION TERM (2)
                                      OPTIONS          EMPLOYEES IN        PRICE      EXPIRATION   --------------------
NAME                                GRANTED (#)       FISCAL YEAR (1)     ($/SH)         DATE        5%($)     10%($)
------------------------------  -------------------  -----------------  -----------  ------------  ---------  ---------
George C. Carpenter IV........          25,000                4.20%      $    7.25     11/17/2003     42,099    100,589

Craig C. Horton...............          25,000                4.20%      $    7.25     11/17/2003     42,099    100,589

William E. Nixon..............          20,000                3.30%      $    7.25     11/17/2003     33,679     80,471

R. Gary Dolenga...............             800                0.13%      $    9.75      7/28/2003      1,772      4,279
                                           210                0.04%      $   13.00      4/23/2003        587      1,455

------------------------

(1) The Company granted a total of 595,139 options to its employees and consultants in 1998.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of the Company's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. This table does not take into account any appreciation in the price of the common stock to date.

AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES

    The following table presents information regarding options exercised in 1998 and the value of options outstanding at December 31, 1998 for each of the Named Executive Officers:

                                                                     NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED   IN-THE-MONEY OPTIONS
                                                                     OPTIONS AT YEAR END              AT
                                                         VALUE               (#)               YEAR-END ($)(1)
                                   SHARES ACQUIRED     REALIZED          EXERCISABLE/            EXERCISABLE/
NAME                               ON EXERCISE (#)        ($)           UNEXERCISABLE           UNEXERCISABLE
--------------------------------  -----------------  -------------  ----------------------  ----------------------
George C. Carpenter IV..........              0           N/A            131,000/89,000      $   218,500/$54,625
Craig C. Horton.................              0           N/A            131,000/89,000      $   218,500/$54,625
William E. Nixon................          1,000        $  10,810          73,900/46,850      $   131,876/$17,969
Nancy S. Moore..................              0           N/A             33,600/24,900      $    42,900/$6,900
Michael E. Darkoch..............              0           N/A             20,000/30,000      $         0/$0
R. Gary Dolenga.................              0           N/A             80,202/80,808      $         0/$0

------------------------

(1) Based upon the closing price of $6.00 per share for the Company's Common Stock as quoted by the NASDAQ National Market on December 31, 1998.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee has provided the following report:

    The Compensation Committee of CORE, INC. is responsible for implementing CORE's philosophy of structuring all executive compensation packages to enable CORE to attract and retain qualified executives and to motivate such individuals to maximize their efforts on behalf of the Company. The Compensation Committee reviews and establishes the compensation of the Company's executive officers. The Compensation Committee also serves as administrator of CORE's 1991 and 1997 Stock Option Plans, under which grants of stock options have been made to executive officers and others.

    The Compensation Committee establishes compensation packages for CORE's executive officers by following a policy of basing such executive's compensation upon the executive's individual performance and contribution to the development and financial success of the Company. In addition, when determining the baseline for executives' compensation packages, the Compensation Committee considers the compensation packages provided by companies within its industry which are of comparable size to CORE and by companies outside the industry with which CORE competes for executive talent.

    In order to have a portion of each executive officer's compensation contingent upon CORE's performance, executive officers' compensation packages include grants of stock options to purchase shares of CORE's common stock. Stock option grants are designed to align the interest of each executive officer with CORE's stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. When issued, stock option grants to executive officers have exercise prices equal to the fair market value at grant and vest in installments over a period of years, conditional upon the executive officer's continued service with CORE. Therefore, the stock options will provide a value to the executive officer only if the executive officer remains in service with CORE during the vesting period.

    The Compensation Committee may also consider awarding performance-based cash bonuses to executive officers, from time to time. William E. Nixon, the Company's Executive Vice President, Chief Financial Officer and Treasurer, received a cash bonus of $20,600 in 1998.

    To provide long term incentive compensation to CORE's executive officers, in 1998 several executive officers were granted stock options which vest over five years. The factors in granting these stock options included the following: the officer's position with CORE, the officer's salary, the size of comparable awards made to individuals in similar positions within the industry, the officer's increased responsibility as a result of the growth of the Company's operations and the officer's personal performance in recent periods. A total of 70,000 stock options were granted to the Company's executive officers in 1998 under CORE's 1997 Stock Option Plan.

    In establishing salaries for 1998 for CORE's executive officers, the Compensation Committee considered the following factors: experience, personal performance, development and implementation of short term and long term planning objectives, the salary levels for similar positions within the industry in which the Company competes and in other industries, and company-wide salary compatibility. The weight given to each of these factors differed from individual to individual, as the Compensation Committee deemed appropriate.

    In applying the above factors in establishing the compensation for 1998 for George C. Carpenter, IV, CORE's Chief Executive Officer, the Compensation Committee sought to establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent, and to make a significant percentage of Mr. Carpenter's total compensation contingent upon the Company's performance.

    The Compensation Committee reviewed and approved Mr. Carpenter's compensation package during 1998. After considering the compensation factors outlined above, pursuant to which Mr. Carpenter's compensation package, like those of all other executive officers, is determined, the Committee believes that Mr. Carpenter's compensation for 1998 was reasonable. The Compensation Committee believes that Mr. Carpenter's present annual base salary of $220,000 and November 1998 grant of options to purchase 25,000 shares of CORE Common Stock which equally vest over five years and have an exercise price equal to the market price on the date of the grant were consistent with the Compensation Committee's goal of making a significant percentage of Mr. Carpenter's total compensation contingent upon CORE's performance and Mr. Carpenter's continuing services to the Company.

                                          The Compensation Committee of CORE,
                                          INC.
                                              Leslie Alexandre
                                              Richard H. Egdahl
                                              David M. Tourangeau

COMPENSATION OF NON-EMPLOYEE DIRECTORS

    Consistent with a formula adopted in 1995, in March 1998, the Company granted each non-employee director options for the purchase of up to 36,000 shares of the Company's common stock at the then fair market exercise price of $13.75 per share. The options vest quarterly, subject to continued service as a Director, through the year 2000. Accordingly, 12,000 options vested in 1998 to each of the non-employee directors who served for the entire year and 6,000 options vested in 1998 to the two non-employee directors whose terms began in the third quarter of 1998.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    The Company entered into an employment agreement with William E. Nixon, the Company's Executive Vice President and Chief Financial Officer, effective as of November 19, 1993, which has an initial one year term and is automatically renewed on an annual basis unless written notice of non-renewal is delivered prior to the scheduled date. Pursuant to the agreement, Mr. Nixon is entitled to receive compensation and fringe benefits for a period of six months if his employment is terminated without cause by the Company, and for a period of nine months if his employment is terminated by the Company within one year of any change of control of the Company.

    In connection with the acquisition of certain assets of SSDC, the Company entered into an employment agreement with R. Gary Dolenga, the President of its subsidiary, SSDC Corp., effective as of June 25, 1997. The employment agreement provides for a base annual salary of $150,000, has a two-year term and is subject to earlier termination as set forth in the agreement. See "Certain Transactions," below.

PERFORMANCE GRAPH

    The graph below compares the cumulative stockholder return on the Company's Common Stock for the five fiscal years ended December 31, 1998 with the cumulative total return on the Nasdaq Health Services Index and the Nasdaq Total Return Index (US) over the same period (assuming the investment of $100 in each of the Company's Common Stock, the Nasdaq Health Services Index and the Nasdaq Total Return Index (US) on December 31, 1993). The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
       AMONG THE COMPANY'S COMMON STOCK, NASDAQ HEALTH SERVICES INDEX AND
                         NASDAQ TOTAL RETURN INDEX (US)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             CORE, INC. COMMON STOCK    NASDAQ HEALTH SERVICES STOCKS   NASDAQ MARKET INDEX
1993                           $100.00                        $100.00                $100.00
1994                            $68.29                        $107.29                 $97.75
1995                           $165.85                        $136.11                $138.26
1996                           $170.73                        $135.89                $170.03
1997                           $229.27                        $138.49                $208.53
1998                           $117.07                        $117.33                $293.83

                                                             1993       1994       1995       1996       1997       1998
                                                           ---------  ---------  ---------  ---------  ---------  ---------
CORE, INC. Common Stock..................................  $  100.00  $   68.29  $  165.85  $  170.73  $  229.27  $  117.07
Nasdaq Health Services Stocks............................     100.00     107.29     136.11     135.89     138.49     117.33
Nasdaq Market Index......................................     100.00      97.75     138.26     170.03     208.53     293.83

PRINCIPAL STOCKHOLDERS

    The following table sets forth information as of March 31, 1999, regarding the beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company identified in the Summary Compensation Table set forth herein; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the address of the persons listed below is in care of CORE, INC., 18881 Von Karman Avenue, Irvine, California 92612.

                                                                               NUMBER OF SHARES
                                                                              BENEFICIALLY OWNED    PERCENT
NAME                                                                                 (1)             OWNED
---------------------------------------------------------------------------  --------------------  ---------

Gilder Gagnon Howe & Co. LLC...............................................         1,869,458(2)      23.69%
1775 Broadway, 26(th) Floor
New York, NY 10019

Warburg, Pincus Asset Management, Inc......................................         1,638,800(3)      20.77%
466 Lexington Avenue
New York, New York 10017

John Pappajohn.............................................................           474,269(4)       6.01%
c/o Equity Dynamics
2116 Financial Center
Des Moines, IA 50309

Craig C. Horton............................................................           508,264(5)       6.27%

George C. Carpenter........................................................           476,595(6)       5.88%

R. Gary Dolenga............................................................           268,010(7)       3.33%

Richard H. Egdahl, M.D.....................................................           187,826(8)       2.36%

Stephen C. Caulfield.......................................................           136,776(9)       1.71%

William E. Nixon...........................................................           120,941(10)      1.51%

Leslie Alexandre...........................................................            84,575(11)      1.06%

Nancy S. Moore.............................................................            77,850(12)          *

Michael E. Darkoch.........................................................            71,750(13)          *

David M. Tourangeau........................................................            37,000(14)          *

Richard J. Towle...........................................................            36,000(15)          *

All directors and executive officers as a group (14 individuals)...........         2,394,387(16)     26.37%

------------------------

  * Less than one percent.

 (1) Except as otherwise indicated, represents sole voting and investment power.

 (2) Based on Schedule 13G, dated February 16, 1999. The shares reported include 1,696,983 held in customer accounts over which members and/or employees of the Reporting Person have discretionary authority to dispose of or direct the disposition of the shares, 158,575 shares held in accounts owned by the members of the Reporting Person and their families, and 13,900 shares held in the account of the profit-sharing plan of the Reporting Person. The Reporting Person has sole voting power over 13,900 shares. All shares beneficially owned have shared dispositive power.

 (3) Based on Schedule 13G/A, dated January 19, 1999. Includes 575,200 shares with shared voting power.

 (4) Includes 70,200 shares owned by Mr. Pappajohn's wife, 40,200 shares owned by an entity owned by Mr. Pappajohn's wife (Mr. Pappajohn disclaims beneficial ownership of such 110,400 shares); also 180,575 shares issuable to Mr. Pappajohn pursuant to options, all of which are fully vested.

 (5) Includes 1,000 shares held by Mr. Horton as custodian for Mr. Horton's son and 220,000 shares issuable to Mr. Horton pursuant to options (79,000 of which remain subject to future vesting).

 (6) Includes 256,595 shares held jointly by Mr. Carpenter and his wife and 220,000 shares issuable to Mr. Carpenter pursuant to options (79,000 of which remain subject to future vesting).

 (7) Includes 107,000 shares held in trust for which Mr. Dolenga is a Trustee and his family members are beneficiaries and 161,010 shares issuable to Mr. Dolenga pursuant to options (80,808 of which remain subject to future vesting).

 (8) Includes 78,275 shares issuable to Dr. Egdahl pursuant to options (21,000 of which remain subject to future vesting).

 (9) Includes 15,000 shares owned by Mr. Caulfield's wife and 85,875 shares issuable to Mr. Caulfield pursuant to options (21,000 of which remain subject to future vesting).

(10) Includes 191 shares held jointly by Mr. Nixon and his wife and 120,750 shares issuable to Mr. Nixon pursuant to options (42,050 of which remain subject to future vesting).

(11) Includes 84,575 shares issuable to Dr. Alexandre pursuant to options (21,000 of which remain subject to future vesting).

(12) Includes 77,250 shares issuable to Ms. Moore pursuant to options (37,500 of which remain subject to future vesting).

(13) Includes 3,000 shares held jointly by Mr. Darkoch and his wife and 68,750 shares issuable to Mr. Darkoch pursuant to options (45,000 of which remain subject to future vesting).

(14) Includes 36,000 shares issuable to Mr. Tourangeau pursuant to options (27,000 of which remain subject to future vesting).

(15) Includes 36,000 shares issuable to Mr. Towle pursuant to options (27,000 of which remain subject to future vesting).

(16) Includes 1,188,485 shares issuable pursuant to options (480,358 of which remain subject to future vesting).

CERTAIN TRANSACTIONS

    On September 1, 1998, CORE acquired all the shares of stock of Disability Reinsurance Management Services, Inc. ("DRMS"), pursuant to a Capital Stock Purchase Agreement dated as of August 31, 1998 (the "Stock Purchase Agreement"). Pursuant to the Stock Purchase Agreement, all the shares of DRMS stock were acquired in exchange for CORE's cash payment of $20 million, the issuance of 480,000 shares of CORE common stock and the future issuance of up to an additional $7 million of CORE common stock after September 30, 2001, based upon the future performance of DRMS. James T. Fallon, Lisa O. Hansen and Michael D. Lachance, each of whom remained Managing Directors of DRMS following CORE's acquisition of DRMS, were each 27% stockholders of DRMS and accordingly each received $5,400,000 and 129,600 shares of CORE common stock as consideration for their DRMS shares. In connection with the Stock Purchase Agreement, James T. Fallon, Lisa O. Hansen and Michael D. Lachance each entered into an Employment Agreement with DRMS providing for a base salary of $195,950 and a term through September 30, 2000 (subject to extension through September 30, 2001 at the election of the executive).

    In 1998, in connection with its 1997 acquisition of assets of Social Security Disability Consultants Limited Partnership and Disability Services, Inc. pursuant to an asset purchase agreement dated June 14, 1997 (the "Asset Purchase Agreement"), CORE made the final quarterly purchase price payments totaling $1,125,000 to R. Gary Dolenga and his wife, Phylis M. Dolenga. Mr. Dolenga is President of CORE's wholly-owned subsidiary, SSDC Corp.

    In 1996, at the request of the Company, Mr. Nixon, Executive Vice President, Chief Financial Officer and Treasurer relocated his principal residence to California. In connection with this requested relocation, the Company loaned Mr. Nixon approximately $80,000 for the purpose of enabling him to relocate and purchase a home. As of March 31, 1999, the loan balance is approximately $56,000. The loan bears interest at the lowest rate required to avoid the imputation of interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company notes that in 1998 one officer filed two untimely reports on transactions in CORE common stock. R. Gary Dolenga filed untimely reports with respect to five open market purchases of CORE common stock in August 1998 and one open market purchase of CORE common stock in September 1998.

                    2.  AMENDMENT TO 1997 STOCK OPTION PLAN

    In 1997, the stockholders approved the adoption of the CORE, INC. 1997 Stock Option Plan (the "1997 Plan"), which provides for the granting of options to purchase shares of Common Stock to the Company's employees and consultants. The purpose of the 1997 Plan is to promote the interests of the Company and its stockholders by encouraging and enabling eligible employees of the Company (including the Company's subsidiaries) and other persons affiliated with the Company to acquire stock in the Company. The Company believes that the granting of stock options, including both "Incentive Stock Options" and "non-ISOs" will stimulate the efforts of such persons, strengthen their desire to remain with the Company, provide them with a more direct interest in its welfare and assure a closer identification between them and the Company. Presently, the total number of shares of the Company's Common Stock for which options may be granted under the 1997 Plan is 600,000.

    The Board of Directors has adopted an amendment to the 1997 Plan, subject to approval by the stockholders, to increase the aggregate number of shares for which options may be granted under the 1997 Plan from 600,000 to 950,000 to ensure that a sufficient number of shares are available to allow the Company to continue to use option grants to pursue the general purpose of the 1997 Plan.

    The affirmative vote of at least a majority of the shares of the Company's Common Stock represented in person or by proxy at the meeting and voting (provided a quorum is present) is required for the approval of this amendment to the 1997 Plan. In the event the amendment is not approved by the Company's stockholders: (i) options for 127,500 shares of the Company's Common Stock granted to certain executive officers in November 1998 and in March and April 1999 would be terminated, (ii) options for 10,000 shares of Common Stock granted to one non-employee director in March 1999 would be terminated, and (iii) options for approximately 239,975 shares of the Company's Common Stock granted to approximately 600 employees in March and April 1999 would lose their incentive stock option status and be deemed granted to such persons outside of the 1997 Plan. In the event of the termination of such options and loss of incentive stock option status, the Company reserves the right to compensate those individuals for the termination of previously granted options or the loss of incentive stock option status of such options.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE 1997 PLAN.

SUMMARY DESCRIPTION OF THE 1997 PLAN

    GENERAL. The options granted under the 1997 Plan may be either (i) "Incentive Stock Options" as described in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); or (ii) non-qualified stock options, which are not Incentive Stock Options. Only employees of the Company may be granted Incentive Stock Options. Non-employee directors, employees, consultants and any other person may be granted non-qualified stock options. Consistent with
Section 422 of the Code, the 1997 Plan provides that the exercise price of Incentive Stock Options shall equal or exceed the fair market value of the stock on the date of grant. Incentive Stock Options granted pursuant to the 1997 Plan are not transferable, other than by will or by the laws of descent and distribution, and may only be exercised while the optionee is an employee of the Company or during the three-month period following termination of employment; provided, however, that if the termination is due to total and permanent disability, the Incentive Stock Options may be exercised for a period of twelve months after the termination. The 1997 Plan does not require that non-qualified stock options be subject to the limitations on price and transferability which are required of Incentive Stock Options. To date, however, all non-qualified options issued pursuant to the 1997 Plan have had exercise prices equal to the fair market value of the Common Stock on the date of grant and have included the limitations on transferability required of Incentive Stock Options. The Company expects to continue its practice of establishing the exercise price of stock options at the fair market value of the underlying stock on the date of grant. The 1997 Plan is scheduled to terminate in 2002.

    ADMINISTRATION. The 1997 Plan is subject to administration by the Board of Directors of the Company which, subject to the limitations on Incentive Stock Options discussed above, has authority to determine the optionees, the number of shares covered by an option, the option exercise price, the term of the option, the vesting schedule and other terms and conditions. The Board of Directors has delegated administration of the Plan, including the grant of options thereunder, to the Compensation Committee of the Board. The Board of Directors appoints the members of the Compensation Committee, fills vacancies on the Compensation Committee and has the power to replace members of the Compensation Committee with other eligible persons at any time. The current members of the Compensation Committee are Leslie Alexandre, Richard H. Egdahl and David M. Tourangeau.

    FEDERAL INCOME TAX CONSEQUENCES. The federal income tax consequences of an optionee's participation in the 1997 Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to stock options.

    The tax consequences of a stock option under the 1997 Plan depend on whether the stock option is an Incentive Stock Option ("ISO") or a non-qualified stock option ("non-ISO"). An optionee will not recognize income at the time of a grant or exercise of an ISO and the Company may not deduct the related expense at those times. However, for purposes of the alternative minimum tax, the difference between the exercise price and the fair market value of the stock will be included in alternative minimum tax income. The optionee has a taxable event only upon a later sale or disposition of the stock acquired pursuant to the exercise of the ISO. The tax treatment of the disposition of the stock will depend on when the optionee disposes of the stock. An optionee who sells stock acquired pursuant to the exercise of an ISO within one year from the date of exercise or within two years of the date of grant will recognize capital gain on the sale of the stock and ordinary income equal to the difference between the ISO's exercise price and the fair market value of the stock. An optionee who disposes of stock after a date that is both two years after the grant and one year after its exercise will recognize capital gain equal to the difference between the amount received on disposition and the adjusted basis in the stock.

    A different set of rules govern non-ISOs. There are no federal income tax consequences to the optionee or the Company upon the grant of non-ISOs with exercise prices equal to fair market value on the date of grant. Upon exercise of a non-ISO, the optionee will recognize ordinary income in the amount by which the fair market value of the stock option exceeds the exercise price of the stock option. The Company is allowed a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the optionee at the time of exercise of non-ISOs. The optionee's holding period for purposes of determining whether any subsequently realized gain or loss will be long-term or short-term will begin at the time the optionee recognizes ordinary income.

1997 PLAN BENEFITS

    Employees, directors, consultants and others are eligible to receive option grants under the 1997 Plan. The following table provides information with respect to outstanding options as of May 31, 1999 under the 1997 Plan. Also, see "Principal Stockholders," above, for stock and options held by executive officers and directors.

                                                                                               NUMBER OF OPTIONS
                                                                                              UNDER THE 1997 PLAN
NAME AND PRINCIPAL POSITION                                                                            *
--------------------------------------------------------------------------------------------  --------------------
George C. Carpenter IV                                                                                 75,000(1)
  Chairman of the Board of Directors and Chief Executive Officer
Craig C. Horton                                                                                        75,000(1)
  Director, President and Chief Operating Officer
William E. Nixon                                                                                       45,000(2)
  Executive Vice President, Chief Financial Officer and Treasurer
Nancy S. Moore                                                                                         18,750(3)
  Senior Vice President, Operations
Michael E. Darkoch                                                                                     18,750(3)
  Senior Vice President, Client Development
R. Gary Dolenga                                                                                         4,000(4)
  President, SSDC Corp.
Leslie Alexandre, Dr. P.H                                                                              46,000(5)
  Director
Stephen C. Caulfield                                                                                   36,000
  Director
Richard H. Egdahl, M.D.                                                                                36,000
  Director
David M. Tourangeau                                                                                    36,000
  Director
Richard J. Towle                                                                                       36,000
  Director
Executive Group                                                                                       446,500(6)
Non-Executive Director Group (excluding Executive Officers)                                           190,000(5)
Employee Group (excluding Executive Officers)                                                         421,690(7)

------------------------

* Subject to vesting over 3 years (for non-employee directors) or 5 years (for employees, including executive officers).

(1) Includes options for 25,000 shares of the Company's Commons Stock granted in November 1998 which are subject to stockholder approval of the proposed amendment to the 1997 Plan.

(2) Includes options for 20,000 shares of the Company's Commons Stock granted in November 1998 which are subject to stockholder approval of the proposed amendment to the 1997 Plan.

(3) Granted in March 1999, subject to stockholder approval of the proposed amendment to the 1997 Plan.

(4) Granted in April 1999, subject to stockholder approval of the proposed amendment to the 1997 Plan.

(5) Includes fully-vested options for 10,000 shares of the Company's Common Stock granted in March 1999 which are subject to stockholder approval of the proposed amendment to the 1997 Plan.

(6) Includes options for 141,500 shares of the Company's Commons Stock granted in November 1998 and in March and April 1999 which are subject to stockholder approval of the proposed amendment to the 1997 Plan.

(7) Includes approximately 240,000 options for shares of the Company's Common Stock granted in March and April 1999 which are subject to stockholder approval of the proposed amendments to the 1997 Plan.

                                 ANNUAL REPORT

    A copy of the Company's 1998 Annual Report accompanies this Proxy Statement, but does not constitute part of the proxy solicitation materials.

    ANY PERSON FROM WHOM PROXIES FOR THIS MEETING ARE SOLICITED MAY OBTAIN FROM THE COMPANY, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, INCLUDING THE FINANCIAL STATEMENTS THEREIN AND THE RELATED FINANCIAL STATEMENT SCHEDULE, BY WRITTEN REQUEST ADDRESSED TO WILLIAM E. NIXON, TREASURER, CORE, INC., 18881 VON KARMAN AVENUE, SUITE 1750, IRVINE, CALIFORNIA 92612. ANY SUCH REQUEST FROM A BENEFICIAL OWNER OF STOCK NOT REGISTERED IN HIS OR HER NAME MUST CONFIRM THAT HE OR SHE WAS A BENEFICIAL OWNER OF SUCH STOCK ON MAY 28, 1999.

                 RELATIONSHIP WITH CERTIFIED PUBLIC ACCOUNTANTS

    The accounting firm of Ernst & Young LLP served as the Company's independent auditors for 1998. A representative of Ernst & Young LLP is expected to be present at the stockholders' meeting with the opportunity to make a statement and to respond to appropriate questions from stockholders. The Board of Directors of the Company has requested that the Audit Committee recommend an accounting firm to serve as the Company's independent auditors for 1999.

    During the Company's three most recent fiscal years, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which if not resolved to the satisfaction of Ernst & Young LLP would have caused the firm to make a reference to the subject matter of the disagreement in connection with its report.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders must be received by the Company at CORE, INC., 18881 Von Karman Avenue, Suite 1750, Irvine, California 92612 on or before February 12, 2000.

                                 OTHER BUSINESS

    It is not anticipated that any business except that described in this Proxy Statement will be brought before the meeting. Management is not aware of any matters proposed to be presented to the meeting by any other person. However, if any other business should properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment on such business.

/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE

-----------------------------------------------------------------------------
                                CORE, INC.
-----------------------------------------------------------------------------
Mark box at right if an address change or comment has been noted on the
reverse side of this card.                                           / /

CONTROL NUMBER:
RECORD DATE SHARES:

1. The proposal to elect the following nominees as Class II Directors:

For All Nominees              Withhold            For All Except
     / /                        / /                    / /

                          DAVID M. TOURANGEAU
                            RICHARD J. TOWLE

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through that nominee's name. Your shares will be voted for the remaining nominee.

2. The proposal to approve an amendment to the Company's 1997 Stock Option Plan to increase the number of shares issuable under the Plan from 600,000 to 950,000.

                 For             Against             Abstain
                 / /               / /                 / /

3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

                 For             Against             Abstain
                 / /               / /                 / /

                                                            ------------------
Please be sure to sign and date this Proxy.                 Date
------------------------------------------------------------------------------

------------------------------------------------------------------------------
    Stockholder sign here                              Co-owner sign here


DETACH CARD                                                        DETACH CARD

                                 CORE, INC.

          Dear Stockholder,

          Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

          Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

          Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

          Your vote must be received prior to the Special Meeting in lieu of the Annual Meeting of Stockholders, July 16, 1999.

          Thank you in advance for your prompt consideration of these matters.

          Sincerely,

          CORE, INC.

                                  CORE, INC.

          SPECIAL MEETING IN LIEU OF THE ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 16, 1999

The undersigned hereby appoints George C. Carpenter IV and Craig C. Horton, or any one or more of them, as proxy or proxies of the undersigned, with full power of substitution, to vote at the Special Meeting in lieu of the Annual Meeting of Stockholders of CORE, INC., to be held on Friday, July 16, 1999, at 10:00 a.m., local time, at The Sutton Place Hotel, 450 MacArthur Boulevard, Newport Beach, California and any and all adjournments thereof, according to the number of votes that the undersigned would be entitled to vote and with all powers the undersigned would possess if personally present at said meeting. The following purposes, for which this proxy may be exercised, are set forth in the Notice of a Special Meeting in lieu of the Annual Meeting of Stockholders and are more fully described in the Proxy Statement.

The undersigned hereby ratifies and confirms all that said proxy or proxies may do by virtue hereof. The proxies are authorized to vote in their discretion with respect to matters not known or determined at the date of the Proxy Statement. A majority of said proxies as shall be present and acting at the meeting shall have or may exercise all of the powers of proxies hereunder or if only one be present and acting, then that one shall have and may exercise all of said powers. Receipt of the Notice of a Special Meeting in lieu of the Annual Meeting and Proxy Statement is hereby acknowledged.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE. IN THE ABSENCE OF SPECIFICATIONS, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES NAMED HEREIN AND "FOR" PROPOSAL 2 (THE APPROVAL OF AN AMENDMENT TO THE COMPANY'S 1997 STOCK OPTION PLAN) AND PROPOSAL 3.

------------------------------------------------------------------------------
                                IMPORTANT:
              PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN
                     PROMPTLY IN THE ENCLOSED ENVELOPE.
 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THIS COMPANY.
------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?

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